Preliminary Geological Investigation of portions of the Cerro Colorado Mining District Pima County, Arizona

Prepared for
United Mines Inc.

By

Nicholas R. Barr, Geologist

Original report May 15, 2000

Revised report July 3, 2006

Table of Contents

SUMMARY

This preliminary investigation presents lithologic setting, structural controls and geochemistry of supergene silver mineralization in portions of the Cerro Colorado Mining District, Pima Co., Arizona. The objective of field work was to assess bulk-tonnage potential of oxide ore amenable to shallow, open pit mining and heap leach cyanide treatment, and to design a 12 month comprehensive exploration program. Surface mine dumps located in the Cerro Colorado and adjacent Los Guijas and Oro Blanco mining districts were also evaluated. Based on geologic observations within the Cerro Colorado District, including mapping, sampling and assaying, and work by previous workers, a possible geologic resource of 7 to12 million tons grading 5 to12 opt Ag is indicated. Mineralization is hosted by a low relief sequence of Tertiary or Cretaceous-age andesite porphyry, quartz latite porphyry, rhyodacite and flow breccia. Extensive faulting, including numerous, broad hematitic fracture zones is thought related to multiple episodes of uplift and fracturing generated by Laramide intrusive activity. Tectonic events that followed included Tertiary caldera formation and basin and range extension. A long duration of tectonic activity allowed for deep penetration of descending solutions and development of secondary mineralization to depths of 300 feet or greater. Silver production reported for the district exceeds 5 million ounces and is mostly credited to the Heintzelman or Cerro Colorado Mine operating from the mid to late 1800's. Spanish mined the area as early as the 1690's for near surface enriched ore that could exceed 9,000 ounces per ton. Sporadic small scale mining efforts continued up to about 1980. Development work by Glynn A. and Glynn G. Burkhardt, including several pilot heap leach tests, commenced in the early 1980's and has continued up to the present. Evaluation and acquisition of additional properties has been ongoing. Secondary silver mineralization identified in quartz fissure veins includes argentite, stephanite, pyrargyrite, stromeyerite (?), native silver. Widely distributed silver chloride, bromides, iodides and oxides of copper occur as envelopes around veins, fracture seams and disseminated blebs in wall rock. Primary mineralization at depth is reported to be predominantly argentiferous tetrahedrite. Vein gangue consists of drusy quartz, calcite, barite, adularia, sericite, specular hematite, iron and manganese oxides and abundant siderite. Quartz veining often shows drusy textures, open-space filling, and commonly develops into pervasive veinleting or sheeted zones. Vein textures, low to moderate temperature ore minerals and a pathfinder suite consisting of Cu, Pb, Zn, Sb, Hg and Ba are considered characteristic of an epithermal mineralizing system. Regional scale propylitization is manifested by chlorite, pyrite, broad areas showing variable clay/sericite alteration, and mostly abundant hematite and iron oxides. Drilling and a modern exploration program have never tested the vast majority of the Cerro Colorado Mining District. The potential for discovering both high-grade and significant tonnages of lower grade oxide ore is considered excellent.

A staged, 12 month exploration program has been designed to test areas of interest by mapping, grid soil chemistry, mercury vapor analysis, ground magnetics and self potential and shallow reverse circulation drilling.
Mine dumps have been targeted in three mining districts and will be evaluated and sampled by drill augering where feasible.

INTRODUCTION

This report has been prepared for the purpose of presenting geologic setting and exploration potential of lands held by United Mines Incorporated, in the Cerro Colorado Mining District, Pima County, Arizona. The main area of study, measuring approximately 6000 ft. north-south and 8000 ft. east-west is situated about 1.25 miles southwest of Cerro Colorado.

This author has remained active in exploration planning up through October, 2005 when all land holdings were integrated into United Mines Inc., whose principals and directors include Glynn A. and Glynn G. Burkhardt, and Glenn Martin, all of Tucson, Arizona. Amendments to this report reflect this current ownership status and minor changes in land holdings.The status of certain mine dump inventories that were considered potentially available when this report was first written in May of 2000,has also changed and is addressed.

Examination of the entire district was limited in scope, but reconnaissance work did result in establishing continuity of several major mineral trends and roughly defining a mineralizing system that encompasses an area exceeding 12 square miles. At the request of Mr. Glynn A. and Glynn G. Burkhardt, an exploration program consisting of detailed geologic mapping, orientation soil and rock geochemistry, and mine dump survey and tonnage calculation was conducted between January and September, 1999. The primary focus of fieldwork was the study of oxide silver mineralization that would be amenable to heap leach recovery methods, and design of an expanded exploration effort. Those areas mapped at a scale of 1"-100 ft. and utilizing 100 ft. grid stationing for control included the Mina del Tajo, South, Main and North Clark, Wash Zone and Decline Zone. Mapping at a scale of 1"-500 ft. covered central and northern portions of Section 25 and 26.

Reconnaissance of several targets identified by the Burkhardts in the adjacent Las Guijas and Oro Blanco/Ruby Mining Districts was also initiated. Prospecting and field checks of anomalous features located by air-photo interpretation has continued up to the present. Historically the majority of production and of primary interest to early miners were the relatively shallow, high-grade silver ores that developed as a result of supergene enrichment. Associated oxide mineralization often included abundant silver chlorides, bromides and iodides that could not be processed and were thus sidecast as waste.

Metallurgical studies by the Burkhardts, starting in the early 1980's and including several pilot cyanide heap-leach tests, indicated favorable silver recoveries were achievable. Systematic testing of mine dumps followed, and delineated a significant tonnage of low-grade ore that could be successfully treated with dilute cyanide. With a sufficient inventory of proven mine dump reserves, the Burkhardts proceeded with permitting of a one acre heap leach facility. Final permit approval was granted June 23, 1998.

Immediate plans of United Mines Inc., include completion of the heap leach facility with an initial capacity of 55,000 tons. Phase 1 exploration will utilize shallow reverse-circulation drilling, geophysics and soil geochemistry to further define exposed oxide mineralization that could be extracted by open pit mining. A

parallel effort will test for shallow concealed targets and continue evaluation of available mine dumps.

Near term success at adding significant ore-grade material to the current mineralized inventory is anticipated. As additional reserves are being delineated, the current leach facility permit will be amended to increase pad capacity to roughly 550,000 tons.

LAND/CLAIM-PERMIT STATUS

Land ownership in the project area consists of state, BLM, and scattered private. Portions of the Oro Blanco/Ruby Mining District under study are situated approximately 12 miles to the south and lie mostly in the Coronado National Forest, within Santa Cruz County.
The land position currently held by United Mines Inc., includes 92 unpatented lode claims totaling approximately 1840 acres and three state leases encompassing 1920 acres. All silver dominated lands under lease or claim fall within T.20S., R10E of the Salt River Base Meridian, Pima County, Arizona. Gold properties under claim, including the Ostrich, Tres Amigos, Sorrel Top and Big Three lie within T. 22 S., R 10 E., and T. 23 S., R 11 E.

Lode claims C-1 through C-10, and LC 58 and 59 form a contiguous block in Section 25 and the north ½ of Section 36. Acquisition of C-11 through C-26 and Black Princess #1 through 4, as shown on Figure 1, is pending. One additional 20 acre lode claim covers the Waterman Mine on the SW 1/4 of Section 22. Recently acquired properties include the Silver Hill, Liberty, Wallabi and Walapi Tiger, which have been added to Figure 1.Claim corner posts and DM monuments were observed on the ground, and appear in accordance with federal staking regulations. The patented 20 acre Silver Queen lode mine is located near the center of Section 25.
One additional 20 acre patent is located due west of Cerro Colorado in the west ½ of Section 24.
Permitted heap leach facilities, under lead agency jurisdiction of the Arizona State
Department of Environmental Quality are located in central portions of lode claim 58 (LC 58)
(Aquifer Protection Permit No. P-101031)
Arizona state mining leases assigned to individual Sections are as follows:
—Lease #08-110135, includes all of Section 26 totaling 640 acres (supersedes 40 acre state lease
#08-103271).
—Lease #08-110137, includes all of Section 35 totaling 640 acres (supersedes 40 acre state lease
#008-103295).
—Lease # 008-110136, includes all of Section 21 totaling 640 acres (Mary G Mine site).
Bonding requirements for proposed exploration and mining activities on state land have been met.



LOCATION MAP
LODE CLAIM/STATE LEASE
United Mines Inc.
Pima Co., AZ
LEACH PAD SITE
scale 1 in : 2000 ft
Silver Hill
Liberty Claims
MARY G state lease
640 acres
008 110136
Wallaby/Walapai Tiger
WATERMAN lode
state lease 08 110135
640 acres
state lease 08 110137
640 acres
SILVER QUEEN patent
C 18
C 19
C 29
C 2
C 20
C 11
C 1
C 26
C 3
C 4
LC58
LC59
C 25
C 21
C 22
C 7
C 10
C 17
C 12
C 8
C 9
C 23
C 13
C 14
C 5
C 6
C 15
C 16
16
15
14
13
20
21
22
23
24
19
29
28
27
26
30
32
33
34
35
36
31
T. 20 S.
T. 21 S.
R. 10 E.
R. 11 E.

FIGURE 1


17 MILES
SAMANIEGO PEAK
TWIN BUTTES
Tailings ponds
Smelter
Strip mine
Tailings Ponds
Green Valley
Continental
SANTA R
KEYS PEAK
HORSE PASTURE HILL
BLACK HILLS
ARIZONA
Chamberlain Wash
PIMA CO
SANTA CRUZ CO
Arivaca Junction
AMADO
CERRO COLORADO MOUNTAINS
Sheriffs Mesa
PROJECT AREA
Mine & Mill
DIABLITO MOUNTAIN
TUMACACORI MOUNTAINS
SALERO PEAK
TUMACACORI PEAK
Tumacacori National Monument
TWIN PEAKS
Murphy Canyon
Montosa Canyon
Sweetwater Canyon
Cottonwood Can
SAN CAYETANO MOUNTAINS
CORONA
GROSVENOR
SAN CAYETANO PK
MT SHIBELL
GUAYES BUTTES
Santa Cruz River
MT BENEDICT 4565
CORONADO NATIONAL FOREST
FIGURE 3
SCALE 1 in : 4 miles
MEXICO
Nogales

FIG 3

ACCESS AND PHYSICAL GEOGRAPHY

The property is situated approximately 40 miles southwest of Tucson, Arizona in Pima County. Highway access from Tucson is as follows:
—Proceed south on Interstate 19 for 34 miles to the Amado/Arivaca exit.
—Proceed west on the Arivaca Road for approximately 15 miles.
—A short distance past milepost MP-9 on the north (right side) is a gravel road with a gated entrance. The mill site and field office are located 600 feet from the gate. A number of dirt roads provide access to much of the property.
Topography of the project area is mostly gently, consisting of low hills and ridges dissected by a series of shallow washes. Elevations in central portions of the property range from 3,640 to 3,840 feet. Terrain to the west, and including the Mary G, Waterman, New Colorado and Walapi area shows moderate relief with elevations ranging from 3,700 feet to a high of approximately 4,100 feet. Cerro Colorado is a dome-shaped local landmark with a peak elevation of 4,207 feet and located about 5,800 feet NNE of project headquarters.
Summer temperatures can be hot and may exceed 100 degrees. Mild temperatures with only rare freezes are typical for the remainder of the year. Annual rainfall as reported for the
Arivaca area is 17 inches. Thunderstorms with isolated heavy rainfall are common in the summer monsoon season (June to September). Vegetation is typical of upper Sonoran desert consisting of scattered mesquite, catclaw and sparse cacti. A brief season of lush grasses and flowering perennials may coincide with summer rains.



LAND STATUS
FIGURE 2
LAND STATUS LEGEND
Public Lands (Administered By Bureau of Land Management)
Patented Lands
State Lands
National Forest
SCALE 1:100,000
Water Tank
Amado Well
Black Princess Mine
Martinez Well
Las Guijas Mine
Colorado Clarion Mine
Blacktone Mine
Landing Strip
Arivaca
Landing Field
Tonkin Well
Alaska Mine
Corral
Mountains
Canyon
Creek
Cerro Colorado
Mts
FIG 2
R 9 E
R 10 E
R 11 E



REGIONAL GEOLOGY
CERRO COLORADO MTNS
cover
cover
Silicified Intrus
Intrus
Shale
Felsic Intrus
Sandstone
Andesite
Diorite
Andesite
Shale
cover
LAS GUIJAS MTNS
Lindsay Mine
Rhyodacite
Arivaca
Wash
Las Moras Wash
Puertocito
Santa Margarita Wash
Shaffer
cover
MAP MF – 678
Portion of Reconn Geologic Map of Arivaca Quad
by W.J.Keith and T.G. Theodore 1975
SCALE 1 in : 1 mile
FIGURE 4
cover



21
22
23
24
19
CERRO COLORADO
28
27
26
25
30
P-119
P-119
33
34
35
36
31
9-A

REGIONAL ALTERATION

Color Air-Photo Base

FIGURE 5

Scale 1 : 24000



COBRE VALLEY MINERAL RECOVERY PROJECT
LOCATION MAP
MINING DISTRICTS/REGIONAL TARGETS
FIGURE 6
CERRO COLORADO FAULT
Valo Verd
CERRO COLORADO DISTRICT
PROJECT AREA
Lindsay Hole
LAS GUIJAS DISTRICT

GEOLOGY

Detailed geologic mapping presented in this report utilized a common grid for control and focused on priority targets established by the Burkhardts and including better exposed mineralization in central portions of Sections 25 and 26 and the north half of Sections 35 and 36.

Reconnaissance mapping at a scale of 1"-500 ft. progressed onto adjacent ground using a 7.5 minute topographic base.

Rock types identified and hosting mineralization include Tertiary (?) or Cretaceous-age(?) felsic to intermediate andesite, andesite porphyry, quartz latite porphyry, rhyodacite and flow breccia. Both intrusives and volcanic flows make up a mostly gentle dipping sequence with individual units ranging in thickness from several 10's to greater than 60 ft.. Evidence indicates the rhyodacite intrudes other lithologies as sills, small dikes and irregular masses, and may represent the youngest of the series. Rhyodacite intrusives may explain a cluster of small, roughly circular features which show a mottled alteration pattern that are visible on color air-photos near the common corner of Sections 23,24,25, & 26. (Figure 5). M. Chaffee (1964), in his study of the Mary G Mine area, considered east-west trending rhyolite dikes to be the youngest rocks exposed, and possibly having some relationship to mineralization in the district. Due to the low relief, variable grain size, differential weathering of units and widespread alteration, distinguishing individual rock types was often difficult. As work progressed it became apparent that mineralization did not favor any lithology, and that structural preparation of host rocks was the most important factor directing mineralizing fluids.

Several locations in the mapping area appear to expose dense, resistant, possibly mafic rich (?) 'cap rock' overlying mineralized zones. Selective silicification of an individual layer in the volcanic sequence, or gravity sliding of basalt (?) resulting from formation of an anticline underlying the Cerro Colorado Mountains to the north are possible explanations. Oxidized and fractured Tertiary-age (?) conglomerate was observed in one location where it outcrops to the south and west of the Waterman Mine workings. Both diabase and limestone are mentioned in descriptions of mine workings, but have not yet been positively identified in the project area.

Extensive faulting and complex tectonic activity characterizes the area. Numerous fracture zones displaying variable orientation and widths ranging from several 10's to greater than 100 ft., and showing moderate to strong hematite alteration are a conspicuous feature. A number of major fracture/shear trends are traceable through areas of cover as linear vegetation anomalies marked by hematitic, clayey soils. A regional, northwest trending vertical joint/fracture set is locally well developed, and thought to predate much of the faulting.

Extensive faulting and complex tectonic activity characterizes the area. Numerous fracture zones displaying variable orientation and widths ranging from several 10's to greater than 100 ft., and showing moderate to strong hematite alteration are a conspicuous feature. A number of major fracture/shear trends are

traceable through areas of cover as linear vegetation anomalies marked by hematitic, clayey soils. A regional, northwest trending vertical joint/fracture set is locally well developed, and thought to predate much of the faulting.

Persistent, mostly high-angle, strike-slip(?) faults trending east-northeast to northeast appear to be deep seated and show strong control on mineralization, particularly where intersected by other structures. Development of parallel, northeast-trending structures is common. A well developed set of high-angle, northwest trending normal faults has also been recognized. Variation in strike and dip orientation of individual faults is common, and at points of flexure may expose thick sections of moderate to low-angle shearing and fracturing. Low-angle breaks developed along or parallel to the contact of individual volcanic flow units have also been observed.

Regional stress factors contributing to the structural pattern marking the project area were likely of long duration and representative of several tectonic events. Current ideas propose multiple episodes of uplift and fracturing related to emplacement of Laramide-age dikes and plutons in the underlying basement. Late stage Laramide activity may have also generated the epithermal precious metal system. Tertiary activity that followed, led to formation of a volcanic center that likely generated the arcuate, caldera-related fractures that have been noted in the general area. Further deformation would have resulted from basin and range extension and development of north-south oriented normal faults (Cerro Colorado Fault?). It is believed that the long history of tectonic activity, inferred as continuing during and after emplacement of metalization would have facilitated the action of descending solutions and enhanced development of oxide-type ore.

Previous work addressing geology of the Cerro Colorado District and adjacent areas includes several theses and reconnaissance mapping covering the 15 minute Arivaca Quadrangle.

As part of current work, study of the Oro Blanco District has been limited to several field visits and review of one thesis covering that district.

Richard Jones, (1958), in a study of the Cerro Colorado Mining District recognized twelve mappable rock units including a Tertiary-age (?) granodiorite intrusive. Jones considered high-angle northeast trending faults to be important for emplacement of silver mineralization.

Structural features described, and consistent with current findings include northeast, northwest, north-south and strikeslip east-west faults. Arcuate structures and arrangement of dikes thought to be related to upward thrusting of an underlying intrusive is further proposed by Jones. Russell Smith, (1966), mapped much of the Cerro Colorado Mountains lying just to the north of the project area, and detailed a younger, bluff forming, partially welded sequence of mostly ash flow tuffs and rhyolite. Underlying this sequence, and recognized by Smith where exposed along the west flank of the range are older volcanic rocks described as andesite and latite porphyry. These porphyry units are the dominant host rocks for mineralization in the Cerro Colorado District where they become more aerially extensive to the west and south. Smith provides further evidence that the volcanic assemblage underlying the district was erupted onto

Cretaceous-age sediments composed of arkosic sandstone with minor limestone. These sediments show limited exposure on the west flank of the range including a rib of coarse grained sandstone forming the crest of Cerro Colorado.

Outcropping one mile north of Cerro Colorado is an upthrown block of what Smith has described as Precambrian-age granite, however, later mapping work by W. Keith and T. Theodore, (1975), show the intrusive as being Tertiary or Cretaceous in age.

A major feature mapped by Smith is the north-south trending Cerro Colorado normal fault and related structures that divide the Cerro Colorado Mountains with down drop on the east.

North of Cerro Colorado, this fault system develops into a series of southwest trending normal faults that project onto portions of the mining district (see Figure 6). Further work is needed to determine if this system may represent the southern extension of the San Xavior Fault that is associated with major copper porphyry deposits located some 14 miles to the northnortheast. Located in north-central Section 19, where recognized by Smith, is a volcanic vent (?) described as a fragmental mass of latite porphyry up to 100 feet across with branches of similar material. Recent work would suggest that similar, intensely fragmented zones may be present elsewhere in the district that have also resulted from forces related to younger volcanic activity.

Reconnaissance geologic mapping of the 15 minute Arivaca Quadrangle was published by W. J. Keith and Ted G. Theodore in 1975 as U.S. Geological Survey Misc Field Studies MAP MF-678. Only major rock units underlying the Cerro Colorado District are presented, and in order of relative abundance include Mesozoic andesite, rhyodacite, diorite, sediments and mostly linear, east-west trending exposures of Tertiary-age felsic dike rocks. Intensely silicified rhyodacite is mapped along the north edge of the district and is likely the source area for silicified float identified by this author in mapping efforts. One small dike of very silicified, post-mineral (?) rhyolite type material has been observed in the extreme southeast corner of Section 23, immediately adjacent to a broad zone of strong alteration. Local vein breccias may also contain clasts of this rock type. Further mapping should help identify any correlation between the silicified intrusive and mineralization.

Worth mention, as noted in regional mapping, is location of the Lindsay Mine occurring in a small exposure of andesite at the south edge of the district. The andesite is bounded on the north by a broad area mapped as Quaternary cover. Based on prospecting, position of the Lindsay workings and projection of air-photo lineations, this area of cover is considered very prospective for hosting concealed mineralization.

MINERALIZATION

Mineralization in the Cerro Colorado District is silver dominated, but includes significant values in gold, copper and lead. Due to pervasive fracturing and brecciation, and a favorable chemical environment, oxidation of primary mineralization has resulted in mostly well developed supergene enrichment. Several deep mine working report oxidation to depths of 300 to 350 feet before primary mineralization, consisting of argentiferous tetrahedrite or freibergite predominates. Ground water levels are generally considered to be deep, however, local perched water tables likely played an important role in formation of relatively shallow bonanzas.

Secondary silver mineralization identified to date, and occurring in quartz fissure veins as blebs, stringers and thin seams includes argentite, stephanite, pyrargyrite, stromeyerite (?) and native silver. Common accessory minerals include oxides of copper with occasional pyrite, galena, cerussite, chalcocite (?) and chalcopyrite. References to sphalerite and cinnabar are noted in the literature. More widely distributed green to yellow-green oxides of silver consisting of silver chlorides, bromides and iodides occur as haloes around veins or veinlets, fracture film and disseminated blebs. Significant silver values are also thought to be associated with dark brown to black oxide seams composed of iron and manganese oxides and siderite. The Waterman Mine provides good exposure of this ore type, which may serve to mask argentite (?). Vein matrix or gangue consists of drusy quartz, siderite, calcite, barite, adularia, sericite and iron and manganese oxides, including local specular hematite. Veinlets of gypsum have been identified a short distance east of the project area. Siderite, in possible combination with fracture limonite, is recognized as one of the most useful surface signatures overlying ore zones. Local sections of wall rock adjacent to veins may show pervasive siderite alteration over widths of 10 feet or greater. A few feet below surface, this medium brown altered material may start showing fracture seams and disseminated blebs of copper and silver oxides. Several mineral showings were located in washes that show evidence of recent downcutting. Brecciated and locally mylonitic vein material and wall rock is not uncommon, and may exhibit silica healed textures.

Quartz fissure veining, varying in width from 1 to greater than 4 feet, is typically very irregular where traceable along strike and may develop into pervasive veinleting or sheeted zones. Stockwork vein textures are locally exposed in pipe-like fault/breccia zones defining structural intersections. Silica flooded vein breccias and shattered wall rock, local quartz pseudomorphs and cross-cutting veinlet textures indicate repeated fault movement and multistage silica emplacement. Open fracture drusy textures, open-space filling and local banded chalcedonic quartz indicate a low temperature, near surface epithermal environment. A low to moderate temperature mineral assemblage and supporting geochemistry are also considered characteristic of epithermal-style mineralization.

In his study of the paragenesis of ore minerals at the Mary G Mine, M. Chaffee , (1964), reports a well defined mineralizing sequence starting with vuggy quartz

followed by sphalerite, chalcopyrite, tetrahedrite and galena. Chaffee further states that the presence of mercury in an unrecognized form suggests changes in temperature and possibly pressure occurred during mineral deposition.
Large portions of the volcanic sequence underlying the district show some degree of hydrothermal alteration. Regional scale propylitization, is manifested by traces of chlorite and pyrite, widespread and variable clay and sericite alteration of feldspar and matrix, and mostly abundant hematite and iron oxides. Strong to moderate fracture hematite, likely resulting from alteration of magnetite and mafic minerals is often a conspicuous feature marking broad fracture zones. Waxy green celadonite and lessor epidote is locally common in more mafic rock types.
Much of the west ½ of Section 26 is marked by an iron oxide soil anomaly, abundant siderite, fracture limonite and local gossan seams, which suggests a higher background sulfide content. Showing on color air-photos across much of Sections 23,26 and 27 is a distinct mottled pattern of grey and brown thought to represent alteration dominated by either clay/sericite or iron oxide (Figure 5).

Alteration envelopes surrounding individual veins commonly includes clay gouge and a pale grey, clay-sericite selvage up to several feet in width. Very strong hematite is nearly always present along vein trends and may grade outward over 10's of feet into more chlorite dominated alteration.

REGIONAL GEOLOGY AND MINERALIZATION

A brief discussion of the geology and mineral potential of the Las Guijas and Oro Blanco/Ruby Mining Districts is warranted. Work to date by the Burkhardts has primarily focused on investigation of the numerous mine dumps located in both districts. A systematic program to test these dumps is planned, and it is anticipated that this effort, coupled with further research will lead to recognition of prospective hardrock targets.

Las Guijas District

The majority of the Las Guijas Mountains are mapped as a Tertiary-age granitic pluton, with a belt of Mesozoic rhyodacite outcropping along the south flank of the range. Major faulting as mapped by Keith and Theodore, (1975), is mostly oriented northwest and thought to represent older, deep-seated linear trends of crustal weakness marking this part of southwest Arizona.

Mineralization exposed at the Comet or Van Nostrand Mine, located in the south central part of the range has been briefly examined. Quartz fissure veins, historically worked for high-grade gold and silver, host coarse bleb pyrite, tetradedrite, galena, vanadinite and oxides of silver.

Oxidized pyrite will occasionally contain visible gold. Dense vein textures and reported tungsten mineralization suggest a relatively deep and high temperature setting for mineralization.

Prospecting by the Burkhardts indicates a similar type ore characterizes much of the district. Workings are locally extensive and documented by a number of large dumps. Verbal accounts of several mining operations hint at unreported production of high-grade gold ores. A sizable belt of shale that includes some limestone, underlies the north flank of the range. This lithology is considered attractive for possible carbonate replacement type ore and will be investigated further.

Oro Blanco/Ruby District Geology underlying this large district is poorly understood at present. Major rock types in the vicinity of Cobre Ridge include Mesozoic conglomerates and shales intruded by various Tertiary-age granitic rocks. Several thick sequences of Tertiary-age andesite to dacite flows, and rhyolite flows and tuffs outcrop in areas further south.

A doctoral thesis by Louis Harold Knight, (1969), provides a fairly comprehensive study of the geology, structure and mineralization of the Oro Blanco District. Knight describes three host settings for both base and precious metals as sulfide veins, silicified zones and breccia veins.

Dilational zones adjacent to large displacement faults, and intersection of northwest faults with northeast cross-faults are considered important for localizing ore shoots. Conglomerate is recognized as the most favorable host rock for mineralization. Minerals of greatest economic importance in the district are described as sphalerite, galena, chalcopyrite, tetrahedrite, native gold, native silver and cerargyrite-bromyrite. Many veins in the district show evidence of supergene enrichment.

Historic precious metal production mostly yielded small tonnages but did include some exceedingly high grades. Early reports on the Ostrich credit the mine with

multi-ounce gold values. The largest producer in the district was the Montana Mine yielding 773,197 tons of ore averaging .06 opt Au, 5.4 opt Ag, 3.9% Zn and 4.0% Pb, from a vein up to 40 feet in width. Total production from the district, as reported by Wilson, (1951), in Knight, (1969), includes 4,000,527 oz Ag, 98,142 oz Au, 54,562,801 lbs Pb, 38,256,989 lbs Zn and 3,152,630 lbs Cu, with a combined value of roughly $10.5 million.

Of immediate interest to United Mines Inc., are dump reserves located at the Ostrich and Brick Mines. Systematic trench sampling followed by a profile survey of the Ostrich dump has defined a 7,717 ton proven reserve grading .13 opt Au. Very old portions of the Ostrich dump are expected to grade significantly higher. The Brick Mine lies about one mile from the Montana on the same structure, and early production notes indicate 3,242 tons of ore averaging .098 opt Au and 18.34 opt Ag. Vein widths are said to be mostly 4 to 12 feet but may reach 18 feet. Several verbal accounts document a drilling program in the early 1980's that delineated greater than 14,000 tons grading 7 to 14 opt Ag. This material was mined from underground and stockpiled but never processed. Close visual examination of this material, has confirmed that at least 10,000 tons remains stockpiled on-site. Prospective heap-leach ore is indicated and near term plans include a land check and systematic sampling program.

HISTORY AND PRODUCTION

Various estimates credit the Cerro Colorado Mining District with silver production exceeding 5 million ounces. A large number of prospects and shallow diggings are scattered over a broad area and represent a fairly extensive network of individual mineralized structures. A rough tally of the number of shafts and drifts and cuts that likely contributed some production exceeds 100. The deepest shaft workings include the Main Clark and Silver Queen, having reached depths of approximately 650 feet.

Early mining dates back to the Spanish in the 1690's and continued until about 1775. The Spanish sought near-surface enriched ore which could yield grades exceeding 9000 ounces per ton silver. Diggings representing this era suggest ore was produced from just below surface to depths up to perhaps 100 feet. Supergene mineralization encountered was dominantly composed of native silver, argentite, ruby silver and copper-silver glance (stromeyerite).

Cerro Colorado or Heintzelman Mine

A comprehensive research effort to detail history of the district and the Heintzelman was not attempted as part of his study. The majority of historical records were made available by the Burkhardts, and address development of the Heintzelman Mine which was later patented as the Silver Queen. Some documentation of more recent mining activity is available through Arizona Department of Mineral Resources-Field Engineer Reports.

The Heintzelman started production in 1857 and by 1861 workings were to a depth of 120 feet with 200 workers mining 800 ounces of silver per day. Despite the very remote location and constant threat of Apache and Mexican raids, various mining efforts continued up until 1899.

By this time workings had reached a depth of 550 feet, however, the bulk of production was from ore shoots developed on levels between 60 and 200 feet. Total indicated strike length of the main northeast trending mineralized structure is 1500 feet. Several accounts suggest the mine had from 7 to 28 producing shafts, which would have included a number of workings now held by United Mines. Very early production reports an average grade of 770 opt Ag with overall grade over life of the mine running 225 opt. The best ore encountered came from a horizontal lens at a depth of 60 feet, which is apparently located beneath the main Cerro Colorado wash. A perched water table may have been a factor contributing to the spectacular grades of this ore body. Work by Mr. Heylmun, suggests this very rich ore developed where an east-west shear marking the wash intersects the main northeast trending Heinzelman structure. Further along the main structure to the northeast, an intersecting north-south fault defines another junction that was also an important focal point for emplacement of ore.

Reported depth of oxidation and maximum depth of secondary silver mineralization in the Cerro Colorado Mine is 350 feet. At this depth, primary ore consisting of silver rich tetradedrite or freibergite becomes dominant. Various

comments describe the main controlling structure as heavily leached, 10's of feet wide, and that considerable ore was produced from a series of parallel vein structures. Mr. H. Lehman, the last individual to work the mine up to the mid 1960's, related to Mr. Burkhardt that he encountered an oxide zone containing chlorobromides of silver over widths of 40 to 60 feet.
Two references that relate history of the Heinzelman or Cerro Colorado Mine and provided with this report, include transcribed copies of a published article by Edgar Heylmun, dated July, 1989, and a report compiled from records of the Arizona Bureau of Mines. Also included are shipping records with assays of unknown age for 8 lots of ore from the Silver Queen Mine. An average gold credit of 1.59 opt and copper credit of 8.8 % is indicated for silver ore that averages 337 opt. These values are thought to represent primary ore.

Miscellaneous Property Production Notes

Following are various references to sporadic mining activities that took place on ground now held by United Mines Inc. The time period addressed starts in approximately 1925 and continues up through the early 1980's when the Burkhardts secured a land position in the district.
Most of the information presented is based on verbal history gained by Mr. Burkhardt through contact with some of the last miners to work the area. Mining activity associated with the large number of additional workings located in the district has not yet been researched.

Main Clark

Development work by Mr. Worsley on the Main Clark likely started in 1925 and may have continued up to World War II. Shipping records indicate that only high-grade ore, ranging from 180 up to 300 opt Ag was mined for shipment to copper smelters. Shaft workings were extended to a depth of 350 feet and apparently bottomed in a diabase (basalt?) sill. Oxide ore was reported to a depth of 300 feet. Abundant low-grade oxide ore was encountered and left on surface dumps. Systematic trench sampling of the Clark dump conducted by L. Dufek in 1996, delineated several areas yielding assays ranging from 4 to 20 opt Ag which is thought to represent material sidecast by Worsley.

Water Shaft or Silver Ray

Some production from this area in the late 1940's is credited to the Brouce family. Mr. Burkhardt reopened these workings in the 1980's and reports a large dump that used to divert the wash has now been removed by floods. Workings and exposed mineralization indicate a number of structures converge under shallow alluvial cover. Evidence of possible Spanish diggings lie a short distance to the north.

Main Clark - South Clark

The last active mining operation in the district, under supervision of a Mr. Bopp, took place in about 1980 when approximately 100,000 ounces of silver was produced from the South Clark. Approximately 1000 tons of recent dump material assaying about 11 opt Ag documents this work. An overall production value of $ 1.5 million is also credited to Bopp. This figure may imply additional production from the main Clark or reflect the higher price of silver during this time period. Large portions of the area now controlled by United Mines Inc. were held continuously by Mr. Bopp from 1936 through the early 1980's. It is reported that Bopp did not exercise any lease options offered by several large mining companies that were interested in the area during regional porphyry copper exploration programs.
Additional development work by Bopp also included deepening the Main Clark shaft to 650 (?) feet. Portions of the Clark dump contain fairly fresh, unoxidized basalt (?) wall rock that suggests some exploratory drifting at deeper levels. Shaft workings located a short distance west of the Water Shaft and now obscured by alluvium are also associated with Bopp. Collars of 7 or 8 widely scattered core holes drilled by Bopp, but lacking records were located during mapping.
The Burkhardts were present while some of the drilling was in progress and able to examine several 2 to 8 ft. core sections that carried abundant metallics including native silver, argentite and copper mineralization. Adjacent sections of stringer type ore were also in evidence. Depth and location of these mineralized intervals was not available. Drilling apparently tested some areas to depths exceeding 2,000 feet.

North Clark

A cluster of shafts to a maximum depth of 40 feet, tested the North Clark area during the 1950's. Production of high silica vein material for shipment to smelters was attempted, but abandoned after veins developed into stringer ore at a shallow depth.

Mina del Tajo

This area has produced small quantities of high-grade ore while owned by the same family for a number of decades. At least 4 shafts to depths of approximately 40 to 50 feet (?), on two separate mineralized systems show evidence of being maintained up through the 1980's. Several tailings from small milling operations are still visible. One accessible stope with headframe still intact, exposes up to 18" of in-place, high-grade ore about 20 feet below the surface. A nearby open cut on the same structure, and likely Spanish related, exposes similar vein material over 4 feet. The Spanish are said to have produced extremely rich ore from this immediate area. Waterman Mine Approximately 6,500 tons of vein material that has returned assays averaging 12 opt Ag, was

mined from an open cut and stockpiled in preparation for an on-site milling operation. These recent workings expose well developed veinlet type mineralization over widths ranging from 12 to greater than 40 feet. The Burkhardts report finding the entire operation abandoned in the early 1980's, and speculate falling silver prices at the time may have led to abrupt loss of project funding.

PREVIOUS WORK

Michael Sheets - Caithness Mining Corporation (Figure 7 and 5 Maps)
Between mid 1983 and early 1984, Michael Sheets, a contract geologist for Caithness Mining Corp. mapped and sampled 5 target areas on ground now held by United Mines Inc.
Mapping by Sheets identified variably clay altered and leached andesite, dacite porphyry, rhyodacite and quartz latite flow breccia. A complex structural fabric directing quartz fissure veining and showing pervasive veinleting, stockworks and brecciation was interpreted as resulting from contraction and/or extensional forces. Sheets also felt the San Xavior Fault system, related to copper deposits some distance to the north northeast would project through the project area. Gold and silver mineralization was considered by Sheets to be epithermal in origin and showing influence of strong near surface leaching and oxidation.
Reconnaissance and mapping was followed by grid work that collected approximately 110 continuous 50 ft. rock chip/soil samples along hand dug trenches with line spacing ranging from 100 to 200 feet. Samples were tested for gold and silver by fire assay with 8 samples also checked by atomic absorption. Dimensions of areas tested in Area 1 & 2 measured approximately 300 x 700 ft. and 500 x 750 ft. respectively. Out of 48 samples testing Area 1, 10 silver values exceeded .2 opt including a high of 1.5 opt. 17 gold values in Area 1 exceeded .002 opt with a high of .089 opt. Results of 60 samples testing Area 2 returned 25 equal to or exceeding .20 opt Ag with high values of 2.05 & 13.85 opt. Area 2 gold assays yielded 29 equal or exceeding .002 opt with highs of .024 & .051 opt. Interpretation of mapping and sampling results led to the following conclusions and comments:

--All identified rock types are prospective host rocks. Gold may show some genetic association with the dacite porphyry intrusives (?), which could explain somewhat different plots of gold-silver anomalies.

--Anomalous surface geochemistry represents leakage anomalies or haloes overlying a strongly oxidized and leached gold-silver system. Due to supergene enrichment processes, gold and silver values could be expected to increase by a factor of 10 at a shallow depth.

--The area represents a major silver/gold discovery that was overlooked primarily due to the majority of past exploration efforts directed toward porphyry copper type targets.

Inferred tonnages and potential grades presented by Sheets for Area 1 through 3 were as follows:

Area 1 300,000 tons .04 opt Au, 3 opt Ag

Area 2 750,000 tons .045 opt Au, 2-5 opt Ag

Area 3 250,000 tons .03 opt Au, 3 opt Ag

A diamond drilling program consisting of 9 holes totaling 2000 feet and testing Areas 1, 2 and 3 to depths of 200 to 300 feet was recommended along with additional mapping, rock geochemistry and a magnetic survey, however, field work did not proceed further.

One target generated by Sheets work includes 100 feet of sample returning 1.375 opt Ag.

This open anomaly is located at the edge of shallow soil and alluvium cover and approximately 300 feet north of the Water Shaft. Numerous workings, converging structures and favorable comments by E. Heylmun further highlight the exploration potential of this area.

Mr. Edgar Heylmun (Figures 8 and 9)

Mr. Edgar Heylmun, a senior geologist and research writer from Tucson has compiled a history of the Cerro Colorado Mine, and conducted ground magnetics and detailed air-photo interpretation on portions of the district. These efforts were motivated by personal interest and completed between 1980 and 1989. Results were made available by recent personal communication and by earlier correspondence sent to the Burkhardts Interpretation of air-photo lineations covering Sections 25, 26, 35 & 36 led to conclusions similar to those reached by this author. The dominant structural fabric is manifested by a series of east northeast to northeasterly trending faults and fracture zones that often align with workings. Northwest trending structures are also common and appear important for concentrating mineralization at intersections. This interpretation was locally confirmed during mapping. Of particular interest to Mr. Heylmun were the large number of mineralized faults and intersections that have not been systematically tested and that can also be implied by projecting structures beneath areas of cover. In conclusion, he states these structural targets warrant further exploration and "it is difficult to believe the Cerro Colorado Mine is the only rich pocket in the area." A ground magnetic survey, completed in 1981 and measuring roughly 3000 feet northsouth and 1500 feet east-west, tested magnetic response of a corridor which includes the Main Clark, South and North Clark Mines. Contoured data defines a pronounced northeasterly pattern and shows workings clustering in areas of strongest magnetic contrast. Further unplotted magnetic work tested the large wash connecting the Water Shaft and Silver Queen and another wash trend connecting the Main Clark and Silver Queen. Mr. Heylmun reported a wide variance in magnetic response through these areas and felt further detailed work was justified.

Phelps Dodge

Documentation of exploration conducted in the area by majors is lacking, and information presented has been provided by Mr. Burkhardt. As mentioned previously, efforts to drill test the heart of the district during peak years of porphyry copper exploration were likely prevented by Mr. Bopp.
Following reconnaissance work by an independent geologist in the mid 1980's, that identified a native copper showing on the west flank of Cerro Colorado, Phelps Dodge initiated a drilling program in 1987 that tested areas north and west of Cerro Colorado. Exact location of drill holes is unknown. Drilling is reported to have intersected fragmented portions of a copper porphyry system, possibly in Section 14, northwest of the Black Princess Mine. Further comments suggest copper mineralization increased in areas south of the Cerro Colorado Mining District. It is speculated that Phelps Dodge was testing for Laramide-age intrusives within the Precambrianage basement granite.
One additional Phelps Dodge reference of note is 3 channel samples collected from a prospect located in north-central Section 22, T.20 S.,R.10 E., at an elevation of 4100 feet. Workings in this area are referred to as the New Colorado or Walapi. As reported by Burkhardt, sample cuts of 8 to12 feet and over 100 feet of strike length returned 9 to 12 opt Ag and gold ranging from .12 to greater than 1 opt. Following sampling, P.D. personnel encouraged development of the vein as potential smelter shipping ore.

Magma

The date and scope of work conducted by Magma in the district is unknown, but was likely reconnaissance in nature. An opinion regarding inferred potential of silver mineralization in the district, as related to the Burkhardts, suggested up to 5 million tons grading 4 to 12 opt Ag.

Cominco

A similar reconnaissance type appraisal of the mining district by Cominco geologist Jerry Zieg in the mid 1990's, led to verbal comments suggesting the possibility of 3 to 15 million tons grading 8 to 12 opt Ag.



AREA
2
SILVER ASSAYS
Map No. 8
M. Sheets 1984
< .20 opt Ag
> .20 opt Ag
FIRE ASSAYS
1 in : 100 ft

AREA 2 : Map No. 7

GOLD ASSAYS


TONNAGE POTENTIAL: 750 K TONS
GRADE POTENTIAL: .045 opt Au
2.0-5.0 opt Ag
M. Sheets 1984
Tr(T) - .002
.002 - .005 opt Au
>.005 opt Au
FIRE ASSAYS
1 in : 100 ft

AREA 2

SILVER ASSAYS

Map No. 8

M. Sheets 1984



< .20 opt Ag
> .20 opt Ag
13.85
2.05
FIRE ASSAYS
1 in : 100 ft
line 2


PROJECT LOCATION MAP
for M. Sheets mapping/sampling 1983,1984
23
24
19
26
25
30
35
36
USMM 6
Cerro Colorado
4270
3700
3740
3767
3822
3800
Water Tank
AREA 1
AREA 2
AREA 3
AREA 4
AREA 5
Cerro Colorado Mine
BM 3651
Cerro Colorado Wash
USMM 3
ROAD
Colorado Clark Mine
BM 3764
3759
3749
ARIVACA
3760
3739
3737
3706
R 10 E
R 11 E
Canez

Scale approx. 1 in : 2000 ft

Area 2 same as Decline Zone

Area 3 same as Wash Zone

FIGURE 7

Map No. 4

AREA I ASSAYS

GOLD and SILVER determined by fire assaying

JACOBS ASSAY OFFICE; TUCSON, AZ.

TONNAGE POTENTIAL: 300,000 TONS
GRADE POTENTIAL: .040 opt Au
3.00 opt Ag



match line
Ag Assays
Au Assays
Ag Assays Au Assays
> .002 opt
> .25 opt
TRACE
(opt = ounces per ton)
0
100
FEET
N

Map No. 11

AREA 4

NO TONNAGE OR GRADE ESTIMATE



ASSAYS
(opt)
Au Ag
.004 .10
.001 .05
.003 .10
Tr Tr
.004 .10
.001 .05
.001 .05
Fresh grey Andesite
2' quartz-calcite-siderite vein breccia
sericitized, clay altered Andesite
fold apex: 6" siderite breccia vein limonite, jarosite, chrysocolla, malachite, sericite after clay
locally intense calcite veinleting
grey Andesite
0
100
200
FEET
N

Map No. 12

AREA 5

NO TONNAGE OR GRADE ESTIMATE



0
100
200
N
grey Andesite
Dacite
Porphyry
COLORADO
grey Andesite
Quartz Latite Flow Breccia
Approximate strike/trace of CERRO

CERRO COLORADO MINING DISTRICT		
SCALE: 1" = 100'	APPROVED BY:	DRAWN BY MS
DATE: 1/84		REVISED
	M. Sheets 1984	
		DRAWING NUMBER



AREA 1
AREA 2 west edge
Intensly clay altered rhyodacite and sericized flow breccia w/ veinleting of chrysocolla, brochantite, quartz, calcite, siderite, disseminated gold? silver ?
Photo 3
Photo 10
Photo 6
mineralized flow breccia or rhyodacite pipe w/ minor malachite and siderite
clay altered Rhyodacite
Quartz Latite
flow breccia
Dacite Porphyry
slightly ... flow breccia
Photo 7
ddh
devitrofied
Rhyodacite and cover
numerous quartz veinlets
Photo II
Dacite Porphyry
glazed quartz
numerous small dacite porphyry intrusives and small quartz veinlets
quartz fissures tectonic breccia?
leached and clay altered rhyodacite and flow breccia
Line 2
Line I
raft
raft?
Photo 4
Quartz Latite flow breccia
LEGEND
Alluvium RECENT
Rhyodacite TERTIARY
Quartz Latite Flow Breccia's
Dacite Porphyry
Contact
Strike and Dip
Fractures
Streams
Shaft Workings
Prospects
Faults
Drill Holes by ?
MN 12.5°
N
MAP 5
GEOLOGICAL MAP: L.C. TARGET AREA
SCALE: 1" = 100'
DATE: 10-83
APPROVED BY: M.R. SHEETS, Consultant (4808)
DRAWN BY MS
REVISED
Cerro Colorado Mining District, Arizona
DRAWING NUMBER



26
25
35
36
1a
1b
2
3
4
5
6
7
Arivaca Road

Mines:
la Cerro Colorado (old shaft)
lb " " (new shaft)
2 Don Carlos
3 Silver Roy **Water Shaft**
4 Silver Shield **North Clark**
5 Colorado Clark **Main Clark**
6 Mina del Tajo (Puertecitos)
7 Arizona

AERIAL PHOTO LINEATIONS

CERRO COLORADO DISTRICT

T 20 S, R 10 E

0 One-half Mile 1/2

Geology by E. B. Heyl
Tucson 1988

FIGURE 8


N
MN
14°
NORTH CLARK
HIGH
LOW
49300
49500
49800
49400
CLARK MINE
SOUTH CLARK
WASH ZONE
PP 78200
PP 78201
26 25
35 36
Arivaca Road
Arivaca

CLARK MINE AREA

T. 20 S., R. 10 E., PIMA COUNTY, ARIZONA

0 500 1000

FEET

Magnetometer Survey by E. B. Heylmun
Instrument - UniMag G-836 Magnetometer
Interval - 100 gammas 1981

FIGURE 9

Heylmun 1981

RECENT EXPLORATION

Rock and Soil Geochemistry During late Winter and Spring of 1999, a total of 35 rock chips and 21 soils were submitted for assay. Both soil and rock were analyzed using 32 element ICP (induced coupled plasma). Silver, with an upper detection limit of 100 ppm and reported up to 1000 ppm is included with ICP analysis. In addition, 14 rock chips and all soils were tested for Au by atomic absorption. Assay services were provided by Chemex Labs of Sparks, NV and International Plasma Labs of Vancouver, B.C. A correlation matrix on Au and ICP results was provided by IPL on a mixed sample set of 21 soils and 14 rock chips. An additional 48 rock chip samples were collected in anticipation of an on-site lab, currently under construction, that will include both sample preparation and spectrographic equipment. It is intended that 25% of in-house lab results will be verified by an independent lab.

Field chemical testing for Ag, Cu and Pb was attempted on a number of outcrop exposures with some success. Results indicate that low lead levels can be detected as well as silver values in the range of 2 opt or greater.

The primary emphasis on rock chip sampling was to test a wide variety of alteration types and prospective host rocks in an effort to establish distribution of low level surface silver values and associated geochemistry. Typical sample widths ranged from 8 to 20 feet. Assay results from a total of 35 samples returned 12 silver values greater than 10 ppm, with 5 over 1 opt and a high of 200 ppm. Low levels of silver are fairly common in wall rock and may be higher where associated with elevated siderite and veinlet and matrix flooding of carbonate and silica. Strong clay altered zones and areas with more abundant gossan may be devoid of detectable silver, likely due to more intense surface leaching.

Gold ranging up to a high of 160 ppb, was detectable in 3 samples and directly associated with strong silver values. Elements showing best correlation with elevated silver in rock are Cu, Pb, Zn, Sb and Hg. The range of values for this pathfinder suite is 5 ppm to a high of 1412 for Cu, trace to a high of 312 for Pb, 12 ppm to a high of 334 for Zn, trace to a high of 306 ppm for Sb and 8 values ranging from 1 ppm to a high of 22 ppm for Hg. Exhibiting weak correlation but also anomalous are arsenic, barium, cadmium, chromium and tungsten. Samples yielding the highest silver values came from recently eroded bedrock exposed in the bottom of washes at both the Main and North Clark, and provides evidence that silver grades can be expected to increase rapidly below weathered surface exposures. An open sample series in a wash at the Main Clark from a major through-going mineralized structure, returned 200 ppm Ag from a 3 ft. quartz-siderite vein with 6 ft. and 9 ft. wall rock samples on either side yielding 60.6 ppm and 100 ppm Ag respectively. Characterizing wall rock in this area are siderite seams, microveinlet and healed shear textures, and pale silver chloride haloes (?) around fine, disseminated grains. 20 feet of sample cut from a wash at the North Clark returned 71.4 ppm Ag and [Figure 10] 160 ppb Au from rock that exposes thin veinlet siderite and chlorite, with local fracture seams of green silver chloride. Discontinuous exposures indicate this zone may exceed 50 feet in

width. Limited soil geochemistry totaling 21 samples and collected on 50 ft. centers from two mineralized areas, defined an anomalous pathfinder suite similar to that recognized with rock geochemistry. Silver-in-soil values ranged from trace to a high of 66.3 ppm. Anomalous elements correlating with silver include Cu, Pb, Zn, Sb, Hg, As and Ba. Results of soil orientation work are considered encouraging and highlight geochemical prospecting as an effective tool to investigate the large number of soil covered target areas identified to date. Mercury is of particular interest due to its common association with tetrahedrite and possibly bromyrite (AgBr), and the highly mobile nature of the element. Lower detection limits for mercury can be achieved by laboratory cold vapor techniques (CVA) or field vapor detection, and could help define dispersion aureoles related to deeper ore bodies.

Mine Dump Tonnage Calculation

As part of ongoing exploration, seven mine dumps located on ground held by United Mines Inc. were surveyed during August and September, 1999, to accurately determine tonnages.
Following is a brief description of methodology used for both previous sampling and recent survey work. Locations of ore dump reserves are shown on Figures 6 and 10 Initial systematic sampling and assaying was conducted in September 1996 by Linda Dufek, an independent consulting geologist from Tucson, Arizona. Samples from each dump were collected by either a series of 3 to 6 foot deep hand dug trenches or backhoe pits ranging in depth from 6 to12 feet. L. Dufek reports that each pit sample consisted of blended representative material. Relative to size of dump, the number of sample pits range from 3 to10. Average tenor of ore in each dump was computed by simple averaging of assay results. Tonnage estimates were computed using a factor of 19 cubic feet per ton of mine waste.
Following mapping at a scale of 1"-20 ft. or 1"-50 ft., a series of cross sections were plotted at each site using Brunton compass, survey tape and clinometer. Wherever possible, natural slope angles were projected beneath dump material to define the basal boundary. Volume of material stockpiled at the Waterman Mine was determined by measuring dimensions of the open cut and applying a factor of 12 cubic feet per ton.

Tonnages and average grades presented for the following areas represent the current proven mineral inventory:

Mine Site Tonnage Average Grade Contained Ounces

Main Clark 6,182 tons 12.94 opt Ag 79,995 Ag
.004 opt Au 24 Au

South Clark 1,961 tons 6.13 opt Ag 12,020 Ag
.002 opt Au 3.9 Au

Waterman 6,698 tons 12.26 opt Ag 82,117 Ag
.0023 opt Au 15.4 Au

Mary G 2,599 tons 10.34 opt Ag 26,874 Ag
.0186 opt Au 48.34 Au

Ostrich 7,017 tons .52 opt Ag 3,649 Ag
.15 opt Au 1,053 Au

Ostrich 700 tons .225 opt Ag 158 Ag
.071 opt Au 49.7 Au

Brick 10,000 tons 10.5 opt Ag 105,000
.022 opt Au 220 Au

Subtotal 35,157 tons proven 309,813 ozs Ag
1,414.34 ozs Au

Mine dump material located on the Silver Queen patent totals approximately 20,000 tons, however, availability is unknown. Preliminary estimates indicate that approximately 5,000 tons should yield grades of 16 to 20+ opt Ag. The remaining 15,000 tons is estimated to have an average grade of 8 opt Ag or greater. April 2000 assay results from four representative samples testing portions of the Silver Queen dump are included in the Appendix.

The following tonnages and grades represent preliminary measurements of additional dump material that is available, and would be amenable to heap leach precious metal recovery.
Figures presented regarding tonnage and grade are based on variable amounts of sampling and preliminary survey. Further work may be required in some areas to elevate inventories to proven status. The highest degree of confidence is assigned to the Liberty, which has been assay tested by approximately 15 representative samples. Other dumps have been tested by either augering,

backhoe trenches or systematic hand pits with supporting assay documentation. A comprehensive sampling and dump survey program is anticipated, and will include additional dump inventories not listed but recognized in the field. Tonnages and average grades presented for the following areas represent the current measured mineral inventory:

Liberty 4200 tons 12.14 opt Ag 50,988 Ag
.020 Au 84 Au

West Silver Hill 3000 tons 14.96 opt Ag 44,880 Ag
.012 Au 36 Au

Walapi Tiger 1240 tons 10.34 opt Ag 12,822 Ag
.041 Au 51 Au

Wallabi 1473 tons 7.87 opt Ag 11,593 Ag
.015 Au 22 Au

North Clark 880 tons 9.52 opt Ag 8378 Ag
.010 Au 8.8 Au

Pilot Leach 500 tons 9.65 opt Ag 4825 Ag
(stockpiled at mill site) .005 Au 2.5 Au

Subtotal (measured) 11,293 tons 133,486 ozs Ag
204 ozs Au

Proven and measured mineral inventory identified and currently available on all properties belonging to UMI

35,157 tons
11,293 tons

Total (proven/measured) 46,450 tons 443,299 ozs Ag
1618.34 Au

CONCLUSIONS AND RECOMMENDATIONS

The Cerro Colorado Mining District offers excellent potential for producing both high--grade silver ore and significant tonnages of lower grade oxide ore amenable to treatment by heap leach cyanide. Widths and grades of mineralization documented by historic mining and substantiated by recent mapping and sampling are favorable to support development by open pit mining. Past mining also reports oxidized ores to depths of roughly 300 feet and bonanza grade enriched ores commonly occurring several 10's of feet below surface.

A large number of mineralized structures exposed over a broad area have never been drill tested or investigated by modern exploration techniques. Additional unexplored targets are indicated where mineralized structures project beneath areas of soil and alluvial cover as vegetation anomalies and/or air-photo lineations.

Based on geologic observations and mining history, it is estimated that systematic exploration of the district could define 7 to 12 million tons grading 5 to12 opt Ag. It is envisioned that additional ounces of silver would be gained from select mining and processing of high-grade ore material encountered during pit development.

Evidence for pervasive veinleting and disseminated mineralization locally exceeding 40 feet in width is good, particularly at structural intersections, however, supergene processes prevents any accurate grade determination by surface sampling.

Rotary and/or core drilling in needed to establish grade increase with depth and test lateral continuity of known surface mineralization.

Work to date has been successful in identifying an indicator or pathfinder suite of elements that characterizes the epithermal style mineralization. Grid soil geochemistry is recommended to delineate anomalous surface values. Mercury analysis is proposed for testing areas of deeper cover and potentially detecting high-grade ore zones. Ground magnetics and/or Self Potential is also proposed to help further define alteration and geology, and oxidizing ore zones. Grid stationing would also serve as control for additional detailed geologic mapping.

Having a permitted heap leach facility capable of economically treating low-grade ore material puts United Mines Inc. in a unique position to process mine waste. An expanded exploration program utilizing drill augering is warranted that would continue testing the large number of mine dumps located on the Cerro Colorado, Las Guijas and Oro Blanco/Ruby Mining Districts.

An exploration budget and schedule detailing a 12 month program has been prepared and is provided in summary form with this report.

EXPLORATION BUDGET SUMMARY
(12 month period)

Grid Survey 5,000 stations Supplies $ 1,327

Soil Geochemistry 5,000 samples Supplies 1,418
Assays 24,096

Geophysics Equipment Rental/Consulting/Data Plotting 7,500

Geology, Mapping, Rock Chip Sampling
Office & Supplies 5,000

Exploration/Project Management Software 4,000

Contract Aerial Photography 4,500

Sample Supplies 513

Assays 1,595

Drill Equipment Purchase/Set-up and Upgrade 21,550

Drill Steel, Replacement Hammer and Compressor 17,500

Operations: Vehicle, Travel, Phone (12 months) 7,500

Phase I Drilling Supplies 4,724

Assays 5,007

Phase II Drilling Supplies 4,444

Assays 5,007

Drill Augering Supplies 1385

Assays 1,913

Labor Grid 6,350

Soil Geochemistry 6,830

Geophysics 4,800
Phase I Drilling 6,500

Phase II Drilling 6,500

Augering 1,800

Reclamation 2,500

Contract Geologist (12 months) 44,000

Total $198,259
15% Contingency 29,739

STATEMENT OF QUALIFICATIONS

I, Nicholas R. Barr, of Apache Junction, Arizona, hereby certify that:

1. I am a practicing geologist and reside at 5785 Singletree Street, Apache Junction, Arizona 85219.

2. I am a graduate of Southern Oregon State College; B.Sc. Geology, 1978.

3. I have practiced my profession since 1978.

4. Initial contact with the Burkhardts was in 1993 while I was employed with Cambior USA and exploring the Green Copper oxide property in Pinal Co., Arizona. Following my employment with Cambior, in early 1995 I leased state land immediately adjacent to a core claim group held by the Burkhardts on the Blue Copper property in Pinal Co., Arizona. This led to a lease agreement with Cominco. By invitation, my first evaluation of the Cerro Colorado area took place in August of 1995. Discussions regarding my contract services for Cobre Valley Mineral Recovery, LLC started in November 1998 and led to start of geological study and exploration planning in December 1998. Project work on ground held by C.V.M.R., LLC and reconnaissance of adjacent areas of interest was conducted

between December 1998 and March 2000. This has included approximately 18 days of personal study. My involvement with advancement of the project has continued up to the present with UMI.

5. The writer has been engaged in ongoing copper, precious metal and uranium exploration projects in Arizona for the past twelve years. This work has included detailed study of detachment fault related systems, various oxide copper properties, base and precious metal fissure vein deposits and sediment hosted uranium. This report is based partly on that experience, partly on personal examination, and partly on a comprehensive review of both verbal and written information supplied by Glynn A. and Glynn G. Burkhardt representing United Mines Inc.

Nicholas R. Barr

Nicholas R. Barr - Geologist

Dated July 3, 2006

REFERENCES

Chaffee, M. A., 1964, Dispersion Patterns as a Possible Guide to Ore Deposits in the CerroColorado District, Pima Co., Ariz., Masters Thesis, University of Arizona, Tucson, Ariz.

Jones, R. D., 1957, M.S. Geology of the Cerro Colorado Mountain District, Pima Co., Ariz., Ariz Geol Soc Digest [1st Ann.] p. 42-43, Oct. 1968.

Keith, W. J., Theodore, T. G., 1975, Reconnaissance Geologic Map of the Arivaca Quadrangle, Arizona, U. S. Geological Survey, Misc. Field Studies, Map MF-678.

Knight, L. H., 1969, Structure and Mineralization of the Oro Blanco Mining District, Santa Cruz Co., Ariz.,

Doctoral Dissertation, University of Arizona, Tucson, Ariz.
Wilson, 1951 (in Knight, L.H.)

Smith, R., 1966, Geology of the Cerro Colorado Mountain, Pima Co., Ariz., Ariz Geol Soc Digest, v. 8, p. 131-145, i11us, geol map.

Barr N. R., 2000, Preliminary Geological Investigation of portions of the Cerro Colorado Mining District, Pima County, Arizona

APPENDICES

Photographs of Project Area, Hand Samples and Mine Dumps

Historical Reports (transcribed)

— Cerro Colorado Silver Mine, E. Heylman, 1989

— A Report from the Records of the Arizona Bureau of Mines

Rock Chip and Soil Assays (Chemex and IPL Labs); Correlation Matrix (IPL);

Sample Records (N. Barr); Shipping Records with Assays (Silver Queen Mine)

Mine Dump Sampling Maps (L. Dufek, 1996) and Assays (Jacobs Assay Office)

Silver Queen Dump Assays

Maps (in pocket)

— Geology Map A 1"-100 ft, Main and North Clark Area

— Geology Map B 1"-100 ft, Decline and Wash Zone

— Geology Map C 1"-100 ft, Mina del Tajo

— Reconn. Geology 1"-500 ft, Portions of Section 25 & 26, T. 20 S., R.10 E.